Exhibit 10(2)
AMENDED AND RESTATED CHANGE IN CONTROL
TERMINATION BENEFITS AGREEMENT
     THIS AMENDED AND RESTATED CHANGE IN CONTROL TERMINATION BENEFITS AGREEMENT (the “Agreement”), dated as of the 29th day of May, 2009, is between Hess Corporation, a Delaware corporation (the “Company”), and Brian J. Bohling (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive are parties to that certain Change in Control Termination Benefits Agreement, dated as of January 20, 2005 (the “Prior Agreement”);
     WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its management be encouraged to remain with the Company and to continue to devote full attention to the Company’s business in the event of a transaction or series of transactions that could result in a change in control of the Company through a tender offer or otherwise;
     WHEREAS, the Company recognizes that the possibility of a change in control and the uncertainty which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;
     WHEREAS, the Executive is a key executive of the Company;
     WHEREAS, the Company believes the Executive has made valuable contributions to the productivity and profitability of the Company;
     WHEREAS, should the Company receive a proposal for, or otherwise consider any such transaction, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of such proposals, advise management and the Board of Directors of the Company (the “Board”) as to whether a proposed transaction would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;
     WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued services of the Executive, notwithstanding the possibility, threat or occurrence of a change in control of the Company and believes that it is imperative to diminish the potential distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to assure the Executive’s full attention and dedication to the Company in the event of any threatened or pending change in control, and to provide the Executive with appropriate severance arrangements following a change in control;
     WHEREAS, the Company intends that the Agreement comply with, or not be subject to, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance and regulations issued thereunder, so that, notwithstanding any other provision of the Agreement, the Agreement shall be interpreted, operated and administered in a manner consistent with this intention; and
     WHEREAS, the Company and the Executive mutually desire to make certain revisions to the Prior Agreement consistent with such intention.
     NOW, THEREFORE, (a) to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce the Executive to remain in the employ of the Company and (b) in order that the Agreement comply with, or not be subject to, Section 409A of the Code, and for other good and valuable consideration, the Prior Agreement is hereby amended and restated as of the date first above set forth as follows:
     1. Change in Control.
     For purposes of the Agreement, a Change in Control shall be deemed to have taken place if any of the following shall occur:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then (i) outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) any acquisition by any company with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Voting

Securities, as the case may be, or (iv) any acquisition by one or more Hess Entity (for this purpose a “Hess Entity” means (A) Mr. John Hess or any of his children, parents or siblings, (B) any spouse of any person described in Section (A) above, (C) any trust with respect to which any of the persons described in (A) has substantial voting authority (D) any affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of any person described in (A) above, (E) the Hess Foundation Inc., or (F) any persons comprising a group controlled (as such term is defined in such Rule 12b-2) by one or more of the foregoing persons or entities described in this Section 1(a)(iv)); or
     (b) Within any 24 month period, individuals who, immediately prior to the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director during such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-ll of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; or
     (c) Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Voting Securities, as the case may be; or
     (d) Consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Voting Securities, as the case may be. The term “the sale or other disposition of all or substantially all of the assets of the Company” shall mean a sale or other disposition in a transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The “fair market value of the Company” shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of such Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.
     2. Circumstances Triggering Receipt of Termination Benefits.
     (a) Subject to Section 2(c), the Company will provide the Executive with the benefits set forth in Section 4 upon the Executive’s Separation from Service that is initiated:
     (i) by the Company at any time within the first 24 months after a Change in Control;
     (ii) by the Executive for “Good Reason” (as defined in Section 2(b) below) at any time within the first 24 months after a Change in Control; or
     (iii) by the Company or the Executive pursuant to Section 2(d).
     For purposes of this Agreement, the term “Separation from Service” or “Separate(s/d) from Service” means a “separation from service” within the meaning of Code section 409A and Treasury Regulations thereunder.
     (b) In the event of a Change in Control, the Executive may Separate from Service for “Good Reason” and receive the payments and benefits set forth in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as provided below, for such Separation from Service exists or has occurred):

     (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or at least a substantially equivalent office or position, of or with the Company (or any successor thereto), which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a director of the Company (or any successor thereto), if the Executive shall have been a director of the Company immediately prior to the Change in Control;
     (ii) (A) Any material adverse change in the nature or scope of the Executive’s authorities, powers, functions, responsibilities or duties from those in effect immediately prior to the Change in Control, (B) a reduction in the Executive’s annual base salary rate, (C) a reduction in the Executive’s annual incentive compensation target or any material reduction in the Executive’s other bonus opportunities, or (D) the termination or denial of the Executive’s ability to participate in Employee Benefits (as defined in Section 4(b)) or retirement benefits (as described in Section 4(c)) or a material reduction in the scope or value thereof, any of which is not remedied by the Company within 10 days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;
     (iii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its businesses and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its businesses and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 9(a);
     (iv) The Company requires the Executive to change the Executive’s principal location of work to a location that is in excess of 30 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel in the course of discharging the Executive’s responsibilities or duties at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, the Executive’s prior written consent;
     (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto, which breach is not remedied within 10 days after written notice to the Company from the Executive describing the nature of such breach.
     (c) Notwithstanding Sections 2(a) and (b) above, no benefits shall be payable by reason of this Agreement in the event of:

     (i) The Executive’s Separation from Service by reason of the Executive’s death or Disability, unless the Executive has previously given a valid “Notice of Termination” pursuant to Section 3. For purposes hereof, “Disability” shall be defined as the inability of the Executive due to illness, accident or other physical or mental disability to perform the Executive’s duties for any period of six consecutive months or for any period of eight months out of any 12-month period, as determined by an independent physician selected by the Executive (or the Executive’s legal representative) and reasonably acceptable to the Company, provided that the Executive does not return to work on substantially a full-time basis within 30 days after written notice from the Company, pursuant to Section 3, of the intent to terminate the Executive’s employment due to Disability;
     (ii) The Executive’s retirement on or after Normal Retirement Date pursuant to the Company’s Employees’ Pension Plan; provided, however, that if the Executive Separates from Service for Good Reason at such time of retirement, the Executive’s retirement shall be treated hereunder as a Separation from Service for Good Reason and the Executive shall be entitled to the benefits provided in Section 4 hereof;
     (iii) The Executive’s Separation from Service for Cause. For the purposes hereof, “Cause” shall be defined as (A) a felony conviction of the Executive or the failure of the Executive to contest prosecution for a felony, (B) the Executive’s gross and willful misconduct in connection with the performance of the Executive’s duties with the Company and/or its subsidiaries or (C) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company (or any successor thereto) after a written demand from the Company’s internal Executive Committee, any successor or similar internal management committee or, absent any such committee, its Chief Executive Officer (such committee, or the Chief Executive Officer, being the “Notifying Party”) for substantial performance which specifically identifies the manner in which the Notifying Party believes that the Executive has not performed the Executive’s duties with the Company, any of which is directly and materially harmful to the business or reputation of the Company or any subsidiary or affiliate. Notwithstanding the foregoing, the Executive shall not be deemed to have Separated from Service for “Cause” hereunder unless and until the Executive shall have been afforded, after reasonable notice, an opportunity to appear, together with counsel (if the Executive chooses to have counsel present), before the Notifying Party, if the Notifying Party is a committee, or in the event that the Notifying Party is the Chief Executive Officer, the three most highly compensated senior executive officers of the Company, not including the Chief Executive Officer (such Notifying Party or the three senior executive officers, as the case may be, being the “Hearing Party”), and after such hearing there shall have been delivered to the Executive a written determination by the Hearing Party that, in the good faith opinion of the Hearing Party the Executive shall have been Separated from Service for “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination. This Section 2(c) shall not preclude the payment of any amounts otherwise payable to the Executive under any of the Company’s employee benefit plans, pension plans, stock plans, programs and arrangements.
     (d) A Separation from Service initiated by the Company without Cause or by the Executive for an event that would constitute Good Reason following a Change in Control that occurs, in either event, prior to a Change in Control, but occurs (i) not more than 180 days prior to the date on which a Change in Control occurs and (ii) (x) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with, or in anticipation of, a Change in Control, shall be deemed to be a Separation from Service without Cause within the first 24 months after a Change in Control for purposes of this Agreement and the date of such Change in Control shall be deemed to be the date immediately preceding the date the Executive’s Separation from Service.
     3. Notice of Termination.
     Any Separation from Service as contemplated by Section 2 shall be communicated by written “Notice of Separation” to the other party hereto. Any “Notice of Separation” shall (i) indicate the effective date of the Separation from Service, which shall not be less than 30 days or more than 60 days after the date the Notice of Separation is delivered (the “Separation Date”), (ii) cite the specific provision in this Agreement relied upon, and (iii) except for a Separation from Service pursuant to Section 2(d), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service including, if applicable, the failure by the Company, after provision of written notice by the Executive, to effect a remedy pursuant to the final clause of Section 2(b)(ii) or 2(b)(v).
     4. Benefits upon Separation from Service.
Subject to the conditions set forth in Section 2, the following benefits shall be paid or provided to the Executive:
     (a) Compensation.
     The Company shall pay to the Executive two times the sum of (i) “Base Pay”, which shall be an amount equal to the greater of (A) the Executive’s rate of annual base salary (prior to any deferrals) on the date of the Executive’s Separation from Service, or (B) the Executive’s rate of annual base salary (prior to any deferrals) immediately prior to the Change in Control, plus (ii) “Incentive Pay”, which shall be an amount equal to the greater of (X) the target annual bonus payable to the Executive under the Company’s incentive compensation plan or any other annual bonus plan for the fiscal year of the Company in which the Change in Control occurred or (Y) the highest annual bonus earned by the Executive under the Company’s incentive compensation plan or any other annual bonus plan (whether paid currently or on a deferred basis) during the three fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurred. In addition, the Executive shall receive a pro rata portion of the target bonus for the fiscal year in which the Executive’s termination of employment occurs.
     The amount payable under Section 4(a) shall be paid to the Executive in a lump sum payment by the 60th day following the date of the Executive’s Separation from Service. Notwithstanding the foregoing, payment of such amounts may not be made to a Key Employee (as defined in Section 4(g)) upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the date of the Executive’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death).
     In the event payment of the amount payable under Section 4(a) is delayed for six months pursuant to the immediately preceding paragraph, the Company shall as soon as administratively practicable following the date of the Executive’s Separation from Service (i) establish an irrevocable grantor trust of which the Company is the grantor, and a bank or trust company reasonably acceptable to the Executive is the trustee (the “Grantor Trust”), and (ii) contribute to the Grantor Trust the full such amount payable under Section 4(a). The Grantor Trust shall be a “rabbi trust,” the assets of which shall be used solely for the purpose of satisfying the Company’s obligations under Section 4(a) of this Agreement; provided, however, that such assets shall be subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy (or similar insolvency proceeding), and the Grantor Trust shall not cause any amount payable under this Agreement to be funded for tax purposes.
     (b) Welfare Benefits.
     For a period of 24 months following the date of the Executive’s Separation from Service (the “Continuation Period”), the Company shall arrange to provide the Executive with benefits (the “Employee Benefits”), including travel accident, major medical, dental care and other welfare benefit programs, substantially similar to those in effect immediately prior to the Change in Control, or, if greater, to those that the Executive was receiving or entitled to receive immediately prior to the date of the Executive’s Separation from Service (or, if greater, immediately prior to the reduction, termination, or denial described in Section 2(b)(ii)(D)). If and to the extent that any benefit described in this Section 4(b) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, the Executive’s dependents and beneficiaries of such Employee Benefits along with, in the case of any benefit which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any subsidiary, an additional amount such that after payment by the Executive, or the Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Employee Benefits otherwise receivable by the Executive pursuant to this Section 4(b) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. In addition, the Executive shall receive additional age and service credit for the Continuation Period for purposes of the Executive’s eligibility to receive any retiree medical benefits.
     To the extent the continuation of the Employee Benefits under this Section 4(b) is, or ever becomes, taxable to the Executive and to the extent the Employee Benefits that are medical benefits continue beyond the period in which the Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under Code section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):
     (i) The Executive’s eligibility for Employee Benefits in one year shall not affect the Executive’s eligibility for Employee Benefits in any other year;
     (ii) Any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and
     (iii) Executive’s right to Employee Benefits shall not be subject to liquidation or exchange for another benefit.
In the event the preceding sentence applies and the Executive is a Key Employee (as defined in Section 4(g)), provision of Employee Benefits after the COBRA period shall commence on the first day of the seventh month following the date of the Executive’s Separation from Service (or, if earlier, the first day of the month after the Executive’s death).
     (c) Retirement Benefits.
     The Executive shall be deemed to be completely vested in the Executive’s currently accrued benefits under the Company’s Employees’ Pension Plan and the Company’s Pension Restoration Plan or other supplemental pension plan (“SERP”) in effect as of the date of the Change in Control (collectively, the “Plans”), regardless of the Executive’s actual vesting service credit thereunder. In addition, the Executive shall be deemed to earn age and service credit for benefit calculation purposes thereunder for the Continuation Period. The additional retirement benefits to be paid pursuant to the Plans shall be calculated as though the Executive’s compensation rate for the years during the

Continuation Period equaled the sum of Base Pay plus Incentive Pay. Any benefits payable pursuant to this Section 4(c) that are not payable out of the Plans for any reason (including but not limited to any applicable benefit limitations under the Employee Retirement Income Security Act of 1974, as amended, or any restrictions relating to the qualification of the Company’s Employees’ Pension Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be paid directly by the Company out of its general assets at the time and form in which such benefits would have been payable under the applicable Plan.
     (d) Stock Based Compensation Plans.
     (i) Any issued and outstanding stock options shall vest and become exercisable on the date of the Executive’s Separation from Service (to the extent they have not already become vested and exercisable) and any other stock-based awards under any compensation plan or program maintained by the Company (including, without limitation, awards of restricted stock and book value appreciation units) and the Executive’s rights thereunder shall vest on the date of the Executive’s Separation from Service (to the extent they have not already vested) and any performance criteria under any such compensation plan or program shall be deemed met at target as of the date of the Executive’s Separation from Service .
     (ii) If and to the extent that any benefit or entitlement (or portion thereof) described in paragraph (i) above is not able to be implemented by the Company under the then applicable terms of any plan, program or award agreement applicable to the Executive, to the extent permitted by Code section 409A, the Company shall pay to the Executive cash and/or other property (including, without limitation, common stock of the Company or any successor thereto) with a value, as determined by the Board, equal to the value of any such option, award or other entitlement (or portion thereof) that the Executive was not able to receive under paragraph (i) above, such payment shall be made upon the date provided in Section 4(a) following the Executive’s Separation from Service and such payment shall be in full satisfaction of the option, award or other entitlement (or portion thereof) to which such payment relates.
     (e) Defined Contribution Deferred Compensation Plans.
     The Company shall pay to the Executive all other amounts of tax-qualified and nonqualified deferred compensation accrued or earned by the Executive through the date of the Executive’s Separation from Service, and amounts otherwise owing under the then existing plans and policies of the Company, other than those amounts described in Section 4(c), including but not limited to, all amounts of compensation previously deferred by the Executive (together with any accrued interest or other earnings thereon) and not yet paid by the Company, under the terms and conditions and time and form of payment of the underlying applicable arrangements, plans or policies of the Company.

     (f) Outplacement Services.
     If so requested by the Executive, reasonable outplacement services shall be provided to the Executive by a professional outplacement firm or provider selected by the Executive that is reasonably acceptable to the Company at a cost to the Company not in excess of $30,000; provided, however, that such reasonable outplacement expenses must be incurred on or before the last day of the second year following, and payment of such expenses is actually made before the last day of the second year following, the year in which the Executive’s Separation from Service occurred.
     (g) Key Employee.
     For purposes of this Section 4, the term “Key Employee” means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.
     5. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 5) or benefit provided by the Company or any of its subsidiaries to or for the benefit of the Executive, whether paid or payable or provided pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, restricted stock, deferred stock or the lapse or termination of any restriction on, deferral period for, or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to any such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any income tax imposed upon the Gross-Up Payment, the Executive retains an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
     (b) Subject to the provisions of Section 5(t), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the Company’s outside auditors immediately prior to the Change in Control (the “Accounting Firm”). The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 days after the Change in Control Date, the date of the Executive’s Separation from Service, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such. determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (an “Underpayment’), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(t) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.
     (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.
     (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall, within five business days, pay to the Company the amount of such reduction.
     (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of payment thereof.
     (f) The Executive shall notify the Company in writing of any claim, by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim, and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-day period following the date on which the Executive gives such notice to the Company and (y) the date that any payment with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i) provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
(iii) cooperate with the Company in good faith in order effectively to contest such claim; and
(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(t), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(t) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(t), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(t)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(t), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.
          (h) Notwithstanding anything in this Section 5 to the contrary, any payment made to or on behalf of the Executive under this Section 5 shall be made in compliance with Code section 409A and by the later of (i) the end of the year following the year that the related taxes are remitted to the applicable taxing authority, (ii) the end of the year following the year in which any taxes that are the subject of an audit or litigation are remitted to the taxing authority, and (iii) where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
     6. No Mitigation Obligation; Obligations Absolute.
     The payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment or other benefit provided in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the second to last sentence of Section 4(b). The obligations of the Company to make the payments and provide the benefits provided herein to the Executive are absolute and unconditional and may not be reduced under any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.
     7. Legal Fees and Expenses.
     It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if, following a Change in Control, it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive any or all of the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for all reasonable attorneys’ fees and related expenses incurred by the

Executive in good faith in connection with any of the foregoing; provided, however, that the Company shall have no obligation hereunder to pay any attorneys’ fees or related expenses with respect to any frivolous claims made by the Executive. Payments by the Company shall be made in accordance with the rules immediately below, upon written request of the Executive which must be accompanied by such evidence of eligible fees and expenses as the Company may reasonably require.
     The Company shall administer such reimbursements consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):
     (i) The Executive’s eligibility for reimbursement of eligible legal fees and expenses in one year shall not affect Executive’s eligibility for eligible legal fees in any other year;
     (ii) Any reimbursement of eligible legal fees and expenses shall be made on or before the last day of the year following the year in which the expense was incurred; and
     (iii) The Executive’s right to the reimbursement of eligible legal fees and expenses shall not be subject to liquidation or exchange for another benefit.
     8. Continuing Obligations.
     The Executive hereby agrees that all documents, records, techniques, business secrets and other information which have come into the Executive’s possession from time to time during the Executive’s employment with the Company shall be deemed to be confidential and proprietary to the Company and, except for personal documents and records of the Executive, shall be returned to the Company. The Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not otherwise publicly disclosed, except that Executive may disclose any such information required to be disclosed in the normal course of the Executive’s employment with the Company or pursuant to any court order or other legal process or as necessary to enforce the Executive’s rights under this Agreement.
     9. Successors.
     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) shall constitute a breach of this Agreement and shall entitle the Executive to terminate employment pursuant to Section 2(a) (ii) and to receive the payments and benefits provided under Section 4. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there is no such designee, to the Executive’s estate.
     10. Notices.
     For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company, with a copy to the General Counsel of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     11. Governing Law.
     THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     12. Miscellaneous.
     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive). Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate shall be based on the rate identified by Chase Manhattan Bank as its prime rate.
     13. Separability.
     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     14. Non-assignability.
     This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 9. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by the Executive contrary to this Section 14 the Company shall have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or, in the event of death, the Executive’s designated beneficiary or, in the absence of an effective beneficiary designation, the Executive’s estate.
     15. Effectiveness; Term.
     This Agreement will be effective and binding as of the date first above written immediately upon its execution and shall continue in effect through the second anniversary of such date; provided, however, that the term of this Agreement shall automatically be extended for an additional day for each day that passes so that there shall at any time be two years remaining in the term unless the Company provides written notice to the Executive that it does not wish the term of this Agreement to continue to be so extended, in which case the Agreement shall terminate on the second anniversary of such notice if there has not been a Change in Control prior to such second anniversary. In the event that a Change in Control has occurred during the term of this Agreement, then this Agreement shall continue to be effective until the second anniversary of such Change in Control. Notwithstanding any other provision of this Agreement, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any subsidiary (other than a termination of employment pursuant to Section 2(d) hereof), thereupon without further action the term of this Agreement shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 15, the Executive shall not be deemed to have ceased to be an employee of the Company and any subsidiary by reason of the transfer of the Executive’s employment between the Company and any subsidiary, or among any subsidiaries. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 4 through 9 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     17. Prior Agreement. This Agreement supersedes and terminates any and all prior similar agreements by and among Company (and/or a subsidiary) and the Executive, including, without limitation, the Prior Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

HESS CORPORATION

By:	/s/ John B. Hess

Name:	John B. Hess

Title:	Chairman and CEO
/s/ Brian J. Bohling
     Brian J. Bohling